Exhibit 99.1

ANTARES PHARMA REPORTS SECOND QUARTER 2017 OPERATING AND FINANCIAL RESULTS

Revenue of $13.4 Million and Net Loss Per Share of $0.02

EWING, NJ, August 8, 2017 -- Antares Pharma, Inc. (NASDAQ: ATRS) today reported operating and financial results for the second quarter ended June 30, 2017.  The Company reported revenue of $13.4 million and a net loss per share of $0.02 for the three months ended June 30, 2017.

“We are extremely pleased with the second quarter operating and financial results and the significant progress we made on a number of key programs for 2017,” said Robert F. Apple, President and Chief Executive Officer of the Company.  “OTREXUP prescriptions continue to grow achieving the highest quarterly number since launch.  Our sumatriptan injection distribution partner Teva has done an excellent job of achieving a significant share of the injectable migraine market in less than one year since launch.  Additionally, we believe the completion of a non-dilutive financing in the second quarter has given the Company the financial resources necessary to appropriately invest in the potential launch of XYOSTED for the treatment of testosterone deficiency.  All of these operational achievements have occurred as we await five potential approvals of proprietary and partnered products currently under FDA review.”

Second Quarter 2017 and Recent Highlights

•	Reported second quarter 2017 revenue of $13.4 million, loss per share of $0.02 and cash, cash equivalents and short-term investments of $43.4 million at June 30, 2017.

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Completed a non-dilutive debt financing with Hercules Capital.  The five-year debt agreement provides Antares the ability to draw up to $35.0 million, with the first tranche of $25.0 million funded upon execution of the agreement.

•	OTREXUP® total prescriptions grew 16% sequentially versus the first quarter of 2017 and increased 14% versus the second quarter of 2016 according to data from Symphony Health Solutions.

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Sumatriptan Injection USP total prescriptions increased to a 26% share of the migraine auto injector market in the second quarter of 2017, up from 21% in the first quarter of 2017 according to data from Symphony Health Solutions.

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Announced that data from the 52 week phase 3 study of the pharmacokinetics and safety of subcutaneous testosterone enanthate delivered through the QuickShot® auto injector was presented at a moderated poster session at the annual American Urological Association meeting.

Second Quarter and First Half Financial Results

Revenue was $13.4 million for the three months ended June 30, 2017, compared to $12.2 million for the comparable period in 2016. For the six months ended June 30, 2017, total revenue was $25.4 million, compared to total revenue of $24.5 million for the six months ended June 30, 2016.  See Table 1 attached for further details on revenues.

Product sales represent sales of our proprietary products and devices or device components to our partners.  Product sales were $7.3 million for the three months ended June 30, 2017, compared to $8.7 million for the comparable period in 2016, and totalled $17.4 million for the six months ended June 30, 2017 compared to $19.5 million in the same period of 2016.  The decrease in product sales for the three month period was primarily driven by a reduction in sales of pre-launch auto injector devices for use with Teva’s generic epinephrine product and reduced sumatriptan product shipments to Teva partially offset by increased sales of OTREXUP®. The decrease in product sales for the six month period was primarily driven by a reduction in sales of pre-launch auto injector devices for use with Teva’s generic epinephrine product, partially offset by increased sumatriptan product shipments to Teva. In addition, for the six months ended June 30, 2017, we recognized a one-time increase of $1.3 million in OTREXUP® product revenue for amounts that were previously deferred in accordance with generally accepted accounting principles. In the first quarter of 2017, we began recognizing revenue, net of estimated returns, upon delivery to distributors.

Development revenue was $4.8 million for the three months ended June 30, 2017, compared to $3.3 million for the comparable period in 2016, and totalled $6.4 million for the six months ended June 30, 2017 compared to $4.4 million in the same period of 2016. Second quarter 2017 development revenues were derived from the Teva programs including epinephrine, exenatide and teriparatide as well as the AMAG Makena® auto injector product.  The increase in development revenue for the three and six month periods was primarily the result of increases in development activities with AMAG for the Makena® auto injector product.

Licensing revenue represents amounts received from partners for the right to use certain intellectual property. Licensing revenue was $1.0 million for the three months ended June 30, 2017, compared to $39 thousand for the comparable period in 2016. Licensing revenue for the first half of 2017 was $1.0 million compared to $89 thousand for the first half of 2016.  The increase in licensing revenue for the three and six month periods was due to the recognition of $1.0 million in licensing fees previously deferred related to the sumatriptan License, Supply and Distribution Agreement with Teva.

Royalty revenue is recognized primarily from the in-market sales of products sold by our partners.  Royalty revenue was $0.3 million for the three months ended June 30, 2017, compared to $0.2 million for the same period in 2016.   Royalty revenue was $0.6 million for the six months ended June 30, 2017 and 2016, respectively.

Gross profit increased in the three months ended June 30, 2017 to $7.8 million compared to $4.9 million in the same period in 2016. Total gross profit for the six months ended June 30, 2017 was $13.6 million as compared to $10.5 million in the comparable period of 2016.  The increase in gross profit for the three month period was primarily attributable to the increase in profit recognized on development activities completed during the second quarter of 2017 and the recognition of $1.0 million in licensing fees for which there was no associated cost.  The increase in the six month period was also attributable to the recognition of previously deferred revenue for OTREXUP® sales in the first quarter of 2017.

Operating expenses were $10.5 million for the three months ended June 30, 2017 compared to $11.0 million in the comparable period of 2016. Total operating expenses for the six months ended June 30, 2017 were $21.1 million as compared to $24.2 million for the same period in 2016.   The decrease in operating expenses for the three and six month periods of 2017 was primarily due to a reduction in external clinical and development costs related to XYOSTED™ partially offset by an increase in pre-launch sales and marketing expenses associated with XYOSTED™.

Net loss was $2.8 million for the three months ended June 30, 2017, compared to $6.1 million in the comparable period in 2016, and $7.6 million for the six months ended June 30, 2017 compared to $13.7 million in the same period of 2016.

Net loss per share was $0.02 and $0.05 for the three and six month periods ended June 30, 2017, respectively, and $0.04 and $0.09 for the comparable periods in 2016, respectively.

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At June 30, 2017, cash, cash equivalents and short-term investments totalled $43.4 million compared to $27.7 million at December 31, 2016.

Conference Call, Call Replay and Webcast

Antares executives will provide a Company update and review second quarter 2017 financial results via webcast and conference call on Tuesday, August 8, 2017, at 8:30 a.m. ET (Eastern Time). The webcast of the conference call, which will include a slide presentation, can be accessed through the link located on the “ATRS Investor Information” section of the Company’s website (www.antarespharma.com) under the “Webcast” tab.  Alternatively, callers may participate in the audio portion of the conference call by dialing 1-866-548-4713 (US), or 1-323-794-2093 (International).  Callers should reference the Antares Pharma conference call or conference identification code 9657985. We encourage interested participants to dial into the conference call at least 10 minutes prior to the scheduled start time. Callers can access the slide presentation on the “ATRS Investor Information” section of the Company’s website under the “Presentations” tab. Webcast and telephone replays of the conference call will be available from 11:30 a.m. ET on Tuesday, August 8, 2017, through 11:30 a.m. ET on Thursday, September 7, 2017. To access the replay, callers should dial 1-888-203-1112 (US) or 1-719-457-0820 (International) and enter passcode 9657985.

About Antares Pharma

Antares Pharma focuses on self-administered parenteral pharmaceutical products. The Company’s product, OTREXUP® (methotrexate) injection for subcutaneous use, is approved in the U.S. for the treatment of adults with severe active rheumatoid arthritis, children with active polyarticular juvenile idiopathic arthritis and adults with severe recalcitrant psoriasis. The Company’s product Sumatriptan Injection USP, is approved in the U.S. for the acute treatment of migraine and cluster headache and is distributed by Teva Pharmaceutical Industries, Ltd. (Teva). Antares Pharma is also developing XYOSTED™ for testosterone replacement therapy and has filed a New Drug Application with the Food and Drug Administration. The Company's technology platforms include VIBEX® disposable auto injectors, disposable multi-use pen injectors and reusable needle-free injectors. Antares Pharma has license, development and supply agreements with Teva that include VIBEX® epinephrine, exenatide multi-dose pen, and teriparatide multi-dose pen.  Our reusable needle-free injector for use with human growth hormone (hGH) is sold worldwide by Ferring B.V.  The Company is also working with AMAG Pharmaceuticals on a subcutaneous method for administering Makena, a progesterone product indicated for use in lowering the risk of pre-term birth.  For more information, visit www.antarespharma.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described.  Factors that may cause such differences include, but are not limited to: U.S. Food and Drug Administration (“FDA”) approval of the XYOSTED™ NDA and future market acceptance and revenue for XYOSTED™; FDA approval of the sNDA submitted by AMAG Pharmaceuticals for an auto injector for Makena and future market acceptance and revenue of the same; the outcome of the pending patent litigation between Teva Pharmaceutical Industries, Ltd. (Teva) and Eli Lilly and Company regarding the Teriparatide multi-dose pen; FDA action with respect to Teva’s Abbreviated New Drug Application (“ANDA”) for the Teriparatide multi-dose pen and the timing and approval, if any, by the FDA of the same; Teva’s expectations about timing and approval of the VIBEX® epinephrine pen ANDA by the FDA and potential product launch of the same, the therapeutic equivalence rating thereof, and any future revenue from the same; Teva’s ability to successfully commercialize VIBEX® Sumatriptan

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Injection USP and the amount of revenue from the same; FDA action with respect to Teva’s ANDA filed for the Exenatide pen and future revenue from the same; continued growth of prescriptions and sales of OTREXUP®;  the timing and results of research projects, clinical trials,  and product candidates in development; actions by the FDA or other regulatory agencies with the respect to the Company’s products or product candidates of its partners; continued growth in product, development, licensing and royalty revenue; the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ''may'', ''will'', ''should'', ''would'', ''expect'', ''intend'', ''plan'', ''anticipate'', ''believe'', ''estimate'', ''predict'', ''potential'', ''seem'', ''seek'', ''future'', ''continue'', or ''appear'' or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and in the Company's other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contacts:

Jack Howarth

Vice President, Corporate Affairs

609-359-3016

jhowarth@antarespharma.com

TABLES FOLLOW

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ANTARES PHARMA, INC.

Table 1 – CONSOLIDATED REVENUE DETAILS

(amounts in thousands, except for percentages)

(unaudited)

	Three Months Ended June 30,		Increase	Six Months Ended June 30,		Increase
	2017	2016	(Decrease)	2017	2016	(Decrease)
OTREXUP®	$3,923	$3,810	3%	$8,487	$7,120	19%
Auto injector and pen injector devices	2,435	3,914	(38%)	6,544	9,892	(34%)
Needle-free injector devices and components	986	966	2%	2,350	2,519	(7%)
Total product sales	7,344	8,690	(15%)	17,381	19,531	(11%)
Development revenue	4,788	3,267	47%	6,410	4,366	47%
Licensing revenue	1,019	39	>100%	1,038	89	>100%
Royalties	265	232	14%	595	561	6%
Total revenue	$13,416	$12,228	10%	$25,424	$24,547	4%

ANTARES PHARMA, INC.

Table 2 – CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue:
Product sales	$7,344	$8,690	$17,381	$19,531
Development revenue	4,788	3,267	6,410	4,366
Licensing revenue	1,019	39	1,038	89
Royalties	265	232	595	561
Total revenue	13,416	12,228	25,424	24,547
Cost of revenue	5,616	7,318	11,836	14,094
Gross profit	7,800	4,910	13,588	10,453
Research and development	3,160	3,948	6,246	9,596
Selling, general and administrative	7,360	7,014	14,827	14,618
Total operating expenses	10,520	10,962	21,073	24,214
Operating loss	(2,720)	(6,052)	(7,485)	(13,761)
Other income (expense)	(120)	(9)	(91)	43
Net loss	$(2,840)	$(6,061)	$(7,576)	$(13,718)
Basic and diluted net loss per common share	$(0.02)	$(0.04)	$(0.05)	$(0.09)
Basic and diluted weighted average common shares outstanding	155,926	154,936	155,573	154,897

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ANTARES PHARMA, INC.

Table 3 – CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	June 30,	December 31,
	2017	2016
Assets
Cash, cash equivalents and investments	$43,379	$27,715
Accounts receivable	9,068	9,073
Inventories	7,846	5,327
Equipment, molds, furniture and fixtures, net	17,551	17,867
Patent rights, net	1,767	2,045
Goodwill	1,095	1,095
Other assets	2,637	3,203
Total Assets	$83,343	$66,325

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$14,651	$13,758
Deferred revenue	3,683	7,349
Long-term debt	24,724	-
Stockholders’ equity	40,285	45,218
Total Liabilities and Stockholders’ Equity	$83,343	$66,325

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